Exhibit 99

Tredegar Reports Fourth Quarter and Full Year 2013 Results

Management to Host Webcast Today at 5:00 p.m. (EST)

  Net income from continuing operations was $35.9 million, or $1.10 per share in 2013; net income from ongoing operations (which excludes special items) was $37.3 million, or $1.15 per share
  Total sales for 2013 increased to $959 million versus $882 million in the prior year
  Operating profit from ongoing operations in 2013 versus 2012 increased by $1.0 million and $9.3 million for Film Products and Bonnell Aluminum, respectively

RICHMOND, Va.--(BUSINESS WIRE)--February 24, 2014--Tredegar Corporation (NYSE:TG) today reported fourth quarter and full year 2013 financial results for the periods ended December 31, 2013.

Fourth Quarter Financial Results Highlights

  Net income from continuing operations was $9.4 million, or 29 cents per share.
  Net income from ongoing operations, which excludes special items, was $8.8 million, or 27 cents per share.
  Bonnell Aluminum’s operating profit from ongoing operations increased to $5.9 million in the quarter, up $4.3 million from the same period of 2012.
  Film Products’ operating profit from ongoing operations was $15.6 million in the quarter, compared to $20.0 million in the same period of 2012.

Full Year 2013 Financial Results Highlights

  Net income from continuing operations was $35.9 million, or $1.10 per share.
  Net income from ongoing operations, which excludes special items, was $37.3 million, or $1.15 per share.
  Cash flows from operating activities of $77 million funded investments for long-term growth.
  Bonnell Aluminum’s operating profit from ongoing operations increased to $18.3 million in 2013, up $9.3 million versus 2012.
  Film Products’ operating profit from ongoing operations was $71.0 million in 2013, compared to $70.0 million in 2012.

Further details regarding the special items that reconcile operating profit from ongoing operations and income from ongoing operations to net income from continuing operations are provided in the financial tables to this press release.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “The 2013 operating environment was challenging, but we overcame some industry headwinds and improved our competitive positioning throughout the geographies in which we operate. The execution of our strategy delivered year-over-year growth in operating profit from ongoing operations, and it was our third consecutive year of over $70 million in cash flows from operations.”

“While we expect market dynamics to remain challenging in the first half of 2014,” Taylor said, “we have market-leading products and innovative solutions that continue to attract customers. We believe we can achieve sales and volume improvements for the year even after a soft start.”

Ms. Taylor continued, “With respect to Bonnell Aluminum, we had a strong finish to the year, with significant growth in profitability, as we successfully executed on several strategic initiatives, including the acquisition of AACOA, Inc. (“AACOA”) and cost savings associated with the 2012 shutdown of our Kentland manufacturing facility. AACOA is proving to be a meaningful contributor to Tredegar, as its presence in non-construction end-use markets has allowed us to reduce our concentration in nonresidential building and construction. Despite the lagging growth dynamics in the nonresidential building and construction market in 2013, we have successfully maintained our market share and we anticipate achieving modest growth in 2014 as the market improves. Overall, we are pleased with the opportunities ahead for Bonnell. The North American automotive market dynamics are shifting in our favor, and we expect that our new press and equipment will begin to serve this demand by the end of the first quarter.”

Ms. Taylor added, “Our Film Products division grew full year 2013 operating profit from ongoing operations by 1.5% compared to 2012, partially driven by the volume rebound we saw in surface protection films and personal care materials. That rebound was muted by challenges in flexible packaging films, which continued to face difficult market dynamics and production shortfalls in Brazil, which impacted operating results. We are putting several new initiatives in place to overcome production inefficiencies in Brazil, and we expect to start up new production capacity during the second quarter.”

OPERATIONS REVIEW

Film Products

A summary of fourth quarter and full year operating results from ongoing operations for Film Products is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	64,165	67,187	(4.5)%	270,463	270,265	0.1%

Net sales	$151,401	$152,656	(0.8)%	$621,239	$611,877	1.5%

Operating profit from ongoing operations	$15,615	$19,951	(21.7)%	$70,966	$69,950	1.5%

Fourth Quarter Results Versus Prior Year Fourth Quarter

Net sales (sales less freight) in the fourth quarter of 2013 decreased in comparison to the same period in the prior year, primarily due to lower volumes in flexible packaging films, partially offset by improved volume in personal care materials and the favorable impact on average selling prices of the contractual pass-through of average resin costs. Lower sales volumes in flexible packaging films had an unfavorable impact of approximately $4.0 million in the fourth quarter of 2013. Higher sales volumes in the other parts of Film Products, primarily in personal care films, increased net sales by approximately $0.9 million. The estimated change in average selling prices had a favorable impact on net sales of $0.7 million. Average selling prices increased primarily due to the favorable impact of the contractual pass-through of certain costs, such as higher average resin prices, and improved product mix, partially offset by competitive pressures in flexible packaging films and personal care materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on fourth-quarter net sales of approximately $0.5 million.

Operating profit from ongoing operations in the fourth quarter of 2013 decreased in comparison to the fourth quarter of 2012. Lower sales volumes in flexible packaging films due to production shortfalls at our manufacturing facility in Brazil, partially offset by higher sales volumes and improved product mix in personal care materials and surface protection films, had an unfavorable impact of approximately $1.4 million. Higher production costs and operational inefficiencies, primarily in flexible packaging films, negatively impacted operating profit from ongoing operations by approximately $2.6 million. Higher manufacturing expenses in flexible packaging films were associated with spending to increase productivity on existing lines, inflation, higher depreciation expense and additional staffing for our new production line under construction in Brazil. Pricing pressures driven by global supply and demand dynamics in flexible packaging films had a negative impact of approximately $2.0 million in the fourth quarter of 2013.

The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $1.5 million in the fourth quarter of 2013 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.8 million in the fourth quarter of 2013 and a negative $1.0 million in the fourth quarter of 2012. The net impact on operating profit from ongoing operations for adjustments related to inventories accounted for under the last-in-first-out method (LIFO) was a negative $0.3 million in the fourth quarter of 2013 compared to the fourth quarter of 2012.

2013 Versus 2012

Net sales in 2013 increased in comparison to 2012, primarily due to higher volumes, improved product mix and a favorable change in the U.S. dollar value of currencies for operations outside the U.S., partially offset by the negative impact of lower average selling prices. Higher sales volumes and improved product mix in Film Products had a favorable impact of approximately $14.5 million in 2013. Higher volumes in surface protection films and personal care materials were partially offset by lower volumes in flexible packaging films, polyethylene overwrap films and films for other markets. The estimated change in average selling prices, net of cost pass-throughs, had an unfavorable impact on net sales of $6.6 million. Average selling prices decreased primarily due to competitive pressures in flexible packaging and polyethylene overwrap films, partially offset by the favorable impact of the contractual pass-through of certain costs, such as higher average resin prices. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on net sales of approximately $1.7 million.

Operating profit from ongoing operations in 2013 increased compared to 2012. Higher sales volumes and a more favorable product mix in surface protection films and personal care materials, partially offset by the negative impact from lower volumes in flexible packaging films, had a favorable impact of approximately $10.3 million. Price reductions that were not fully offset by related productivity gains had an estimated unfavorable impact of $10.0 million. Pricing pressures were primarily driven by global supply and demand dynamics in flexible packaging films. Higher production costs and operational inefficiencies further reduced operating profit from ongoing operations by approximately $7.1 million. Increased production expenditures were primarily associated with flexible packaging films due to its spending to increase productivity on an existing production line, inflation and staffing for our new production line to expand capacity in Brazil. Selling, general and administrative expenses decreased by approximately $2.3 million in 2013, primarily as a result of lower depreciation and the timing of legal expenses.

The change in the dollar value of currencies for operations outside the U.S. had a favorable impact of approximately $7.0 million in 2013 compared to the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $2.1 million in 2013 and a negative $0.5 million in 2012. The net impact on operating profit from ongoing operations for adjustments related to inventories accounted for under LIFO was a negative $0.3 million in 2013 compared to 2012.

Capital expenditures in Film Products were $64.9 million in 2013 compared to $30.5 million in 2012. Current year capital expenditures include approximately $41 million in capital expenditures for a previously announced project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. The additional capacity from this project is expected to be available during the second quarter of 2014. Film Products currently estimates that capital expenditures for 2014 will be approximately $50 million, which includes approximately $15 million for routine capital expenditures required to support operations. Depreciation expense was $30.4 million in 2013 and $33.9 million in 2012, and is projected to be approximately $31 million in 2014. Amortization expense was $4.9 million in 2013 and $5.3 million in 2012, and is projected to be approximately $4 million in 2014.

Aluminum Extrusions

A summary of fourth quarter and full year results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Quarter Ended		Favorable/	Year Ended		Favorable/
(In Thousands,	December 31		(Unfavorable)	December 31		(Unfavorable)
Except Percentages)	2013	2012	% Change	2013	2012	% Change

Sales volume (pounds)	34,834	33,701	3.4%	143,684	114,845	25.1%

Net sales	$73,189	$72,940	0.3%	$309,482	$245,465	26.1%

Operating profit from ongoing operations	$5,940	$1,688	251.9%	$18,291	$9,037	102.4%

Fourth Quarter Results Versus Prior Year Fourth Quarter

Net sales in the fourth quarter of 2013 increased slightly in comparison to the fourth quarter of 2012 due to improved volume, partially offset by lower average prices driven by a reduction in aluminum prices.

Operating profit from ongoing operations increased by $4.3 million in the fourth quarter of 2013 compared to the fourth quarter of 2012. The impact on operating profit from ongoing operations that can be directly attributed to our October 2012 acquisition of AACOA was $0.8 million, which is primarily attributed to higher sales volumes, improved product mix and operational efficiencies realized from acquisition synergies. Excluding the impact of our acquisition of AACOA, favorable pricing on value-added services increased operating profit from ongoing operations by approximately $1.3 million in the fourth quarter of 2013 in comparison to the fourth quarter of 2012. Lower supplies and maintenance-related expenditures and reduced selling, general and administrative expenses, which can be primarily attributed to a decrease in salaries and incentive-related expenses, had a favorable impact of approximately $1.3 million in comparison to the same period in the prior year.

2013 Versus 2012

Net sales in 2013 increased in comparison to the prior year, primarily due to the addition of AACOA in the fourth quarter of 2012. Net sales associated with AACOA were $88.1 million in 2013 compared to $19.5 million subsequent to the acquisition in 2012. Excluding the impact of our acquisition of AACOA and the shutdown of our manufacturing facility in Kentland, Indiana, sales volumes were relatively flat in 2013. More than half of the volume that was produced at Kentland has been transferred to our remaining facilities.

Operating profit from ongoing operations increased in 2013, primarily as a result of the addition of AACOA and cost savings associated with the 2012 shutdown of our Kentland manufacturing facility. The impact on operating profit from ongoing operations directly attributable to the acquisition of AACOA, including synergies, was approximately $4.8 million. The shutdown of our Kentland manufacturing facility had a net favorable impact on operating profit from ongoing operations of approximately $2.3 million in 2013. Lower supplies and maintenance-related expenditures, which had a favorable impact on operating profit from ongoing operations of approximately $0.7 million, was partially offset by construction-related expenses of $0.6 million associated with the new automotive press project at our manufacturing facility in Newnan, Georgia. The remaining increase in operating profit from ongoing operations can be attributed to favorable pricing on value-added services, partially offset by an unfavorable sales mix and higher production costs.

Capital expenditures for Bonnell Aluminum were $14.7 million in 2013 compared to $2.3 million in 2012. Current year capital expenditures include approximately $11.5 million in capital expenditures for a previously announced project that will expand our capacity for serving the automotive industry at the manufacturing facility in Newnan, Georgia. Capital expenditures are projected to be approximately $10 million in 2014, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $7.4 million in 2013 compared to $9.5 million in 2012, and is projected to be approximately $9 million in 2014. Higher depreciation expense in 2012 was primarily related to approximately $2.4 million in accelerated depreciation on property, plant and equipment at the Kentland manufacturing facility. Amortization expense was $1.8 million in 2013 and $0.5 million in 2012, and is projected to be approximately $1.6 million in 2014.

Corporate Expenses, Interest and Taxes

Pension expense was $13.7 million in 2013, an unfavorable change of $5.6 million from the prior year. Most of the impact on earnings from higher pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $7.5 million in 2014. Corporate expenses, net increased in 2013 versus 2012 primarily due to the increase in pension expenses noted above and the timing of certain non-recurring corporate expenditures. In 2013, corporate expenses, net included $1.4 million in additional expenses related to responding to a Schedule 13D filed with the SEC by certain shareholders. Corporate expenses, net also included an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. of $0.4 million in 2013 and $1.1 million in 2012 (see Note (g) within the Notes to the Financial Tables for additional detail).

Interest expense, which includes the amortization of debt issue costs, was $2.9 million in 2013 in comparison to $3.6 million in 2012 as a result of a decrease in the average interest rate on borrowings under our revolving credit facility.

The effective tax rate used to compute income taxes from continuing operations was 32.1% in 2013 compared to 29.8% in 2012. The effective rate used to compute income taxes from continuing operations increased in 2013 compared to 2012 primarily due to a reduction in the benefit from foreign tax incentives. A reconciliation of significant differences between the estimated effective tax rate for continuing operations and the U.S. federal statutory rate for 2013 and 2012 will be provided in our Annual Report on Form 10-K for the year ended December 31, 2013.

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $86.4 million at December 31, 2013, compared with $79.2 million at December 31, 2012. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

INVESTOR WEBCAST

In connection with today’s earnings announcement, the Company will host a webcast on Monday, February 24th at 5:00 pm (EST) to discuss these results and respond to questions from the investment community. To listen to the webcast and view the slide presentation, go to our website, www.tredegar.com, and select the “2013 Annual Financial Results Webcast” link in the Investors section of our website.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company (“P&G”); the loss or significant reduction of sales associated with P&G; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2013 Annual Report on Form 10-K (the “2013 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2013 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investors section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor section of our website.

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2013 sales of $959 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012

Sales	$231,096	$233,038	$959,346	$882,188
Other income (expense), net (b) (e) (f) (g)	3,335	10,049	1,776	18,119
	234,431	243,087	961,122	900,307

Cost of goods sold (b) (j)	190,173	187,886	784,675	712,660
Freight	6,506	7,442	28,625	24,846
Selling, R&D and general expenses (b)	20,718	22,420	83,864	86,879
Amortization of intangibles	1,511	1,759	6,744	5,806
Interest expense	738	858	2,870	3,590
Asset impairments and costs associated with exit and disposal activities (b)	573	1,871	1,412	5,022
	220,219	222,236	908,190	838,803

Income from continuing operations before income taxes	14,212	20,851	52,932	61,504
Income taxes from continuing operations (h)	4,810	7,001	16,995	18,319
Income from continuing operations	9,402	13,850	35,937	43,185
Loss from discontinued operations (c)	-	(3,377)	(13,990)	(14,934)

Net income (b) (d)	$9,402	$10,473	$21,947	$28,251

Earnings (loss) per share:
Basic:
Continuing operations	$.29	$.43	$1.12	$1.35
Discontinued operations (c)	-	(.10)	(.44)	(.47)
Net income	$.29	$.33	$.68	$.88
Diluted:
Continuing operations	$.29	$.43	$1.10	$1.34
Discontinued operations (c)	-	(.10)	(.43)	(.46)
Net income	$.29	$.33	$.67	$.88

Shares used to compute earnings (loss) per share:
Basic	32,222	32,016	32,172	32,032
Diluted	32,622	32,176	32,599	32,193

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Quarter Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
Net Sales
Film Products	$151,401	$152,656	$621,239	$611,877
Aluminum Extrusions	73,189	72,940	309,482	245,465
Total net sales	224,590	225,596	930,721	857,342
Add back freight	6,506	7,442	28,625	24,846
Sales as shown in the Consolidated
Statements of Income	$231,096	$233,038	$959,346	$882,188

Operating Profit
Film Products:
Ongoing operations	$15,615	$19,951	$70,966	$69,950
Plant shutdowns, asset impairments, restructurings and other (b)	(307)	1,770	(671)	(109)

Aluminum Extrusions:
Ongoing operations	5,940	1,688	18,291	9,037
Plant shutdowns, asset impairments, restructurings and other (b)	(1,790)	(2,213)	(2,748)	(5,427)
Total	19,458	21,196	85,838	73,451
Interest income	287	81	594	418
Interest expense	738	858	2,870	3,590
Gain (loss) on investment accounted for under fair value method (e)	3,300	7,100	3,400	16,100
Unrealized loss on investment property (f)	-	-	1,018	-
Stock option-based compensation costs	296	285	1,155	1,432
Corporate expenses, net (g)	7,799	6,383	31,857	23,443
Income from continuing operations before income taxes	14,212	20,851	52,932	61,504
Income taxes from continuing operations (h)	4,810	7,001	16,995	18,319
Income from continuing operations	9,402	13,850	35,937	43,185
Loss from discontinued operations (c)	-	(3,377)	(13,990)	(14,934)
Net income (b) (d)	$9,402	$10,473	$21,947	$28,251

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31	December 31
	2013	2012
Assets

Cash & cash equivalents	$52,617	$48,822
Accounts & other receivables, net	99,246	100,798
Income taxes recoverable	-	2,886
Inventories	70,663	74,670
Deferred income taxes	5,628	5,614
Prepaid expenses & other	6,353	6,780
Total current assets	234,507	239,570

Property, plant & equipment, net	282,560	253,417
Goodwill & other intangibles, net	226,300	240,619
Other assets	49,641	49,559
Total assets	$793,008	$783,165

Liabilities and Shareholders' Equity

Accounts payable	$82,795	$82,067
Accrued expenses	42,158	42,514
Income taxes payable	114	-
Total current liabilities	125,067	124,581

Long-term debt	139,000	128,000
Deferred income taxes	70,795	60,773
Other noncurrent liabilities	55,482	97,559
Shareholders' equity	402,664	372,252
Total liabilities and shareholders' equity	$793,008	$783,165

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended
	December 31
	2013	2012
Cash flows from operating activities:
Net income	$21,947	$28,251
Adjustments for noncash items:
Depreciation	37,911	43,463
Amortization of intangibles	6,744	5,806
Deferred income taxes	(5,268)	(762)
Accrued pension income and postretirement benefits	13,911	8,311
Gain on investment accounted for under the fair value method	(3,400)	(16,100)
Loss on asset impairments and divestitures	1,639	2,185
Gain on sale of assets	-	1,219
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(1,763)	9,454
Inventories	1,727	(9,913)
Income taxes recoverable/payable	3,063	3,193
Prepaid expenses and other	(651)	1,883
Accounts payable and accrued expenses	3,043	9,105
Other, net	(2,188)	(3,509)
Net cash provided by operating activities	76,715	82,586
Cash flows from investing activities:
Capital expenditures	(79,661)	(33,252)
Acquisition	561	(57,936)
Sale of business	306	12,071
Proceeds from the sale of assets and other	1,190	3,557
Net cash used in investing activities	(77,604)	(75,560)
Cash flows from financing activities:
Borrowings	87,000	93,250
Debt principal payments and financing costs	(76,000)	(91,604)
Dividends paid	(9,040)	(30,782)
Proceeds from exercise of stock options and other	3,317	2,400
Net cash provided by (used in) financing activities	5,277	(26,736)
Effect of exchange rate changes on cash	(593)	(407)
Increase (decrease) in cash and cash equivalents	3,795	(20,117)
Cash and cash equivalents at beginning of period	48,822	68,939
Cash and cash equivalents at end of period	$52,617	$48,822

Notes to Financial Tables
(In Millions, except per share data)
(Unaudited)

(a) Tredegar's presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar's ongoing operations. A reconciliation is shown below:

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$9.4	$13.9	$35.9	$43.2
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.4	.9	.9	3.2
(Gains) losses from sale of assets and other	(1.0)	(5.1)	.5	(7.9)
Net income from ongoing operations	$8.8	$9.7	$37.3	$38.5

Earnings per share from continuing operations as reported under GAAP (diluted)	$.29	$.43	$1.10	$1.34
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.01	.03	.03	.10
(Gains) losses from sale of assets and other	(.03)	(.16)	.02	(.24)
Earnings per share from ongoing operations (diluted)	$.27	$.30	$1.15	$1.20

(b) Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2013 include:

  Pretax charge of $1.5 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income);
  Pretax charge of $0.3 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes asset impairment charges of $0.2 million and severance and other employee-related costs of $0.1 million; and
  Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions.

Plant shutdowns, asset impairments, restructurings and other in 2013 include:

  Pretax charges of $1.7 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income);
  Net pretax charges of $0.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;
  Pretax charge of $0.5 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.3 million and asset impairment charges of $0.2 million;
  Pretax charges of $0.4 million for severance and other employee-related costs in connection with restructurings in Aluminum Extrusions ($0.3 million) and Film Products ($0.1 million);
  Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions; and
  Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the fourth quarter of 2012 include:

  A net pretax gain of $1.3 million in Film Products (included in "Other income (expenses), net" in the condensed consolidated statements of income) associated with an insurance recovery on idle equipment that was destroyed in a fire at an outside warehouse;
  Pretax gain of $1.1 million (included in "Other income (expenses), net" in the condensed consolidated statements of net income) on the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Net pretax charge of $0.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes shutdown-related charges of $1.4 million, partially offset by gains on the sale of equipment of $0.5 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  Pretax charges of $0.9 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.2 million for asset impairments in Film Products;
  Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products;
  Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.1 million associated with purchase accounting adjustments made to the value of inventory sold by Aluminum Extrusions after its acquisition of AACOA (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (j) below for further detail);
  Pretax charges of $0.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and
  A pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

Plant shutdowns, asset impairments, restructurings and other in 2012 include:

  Net pretax charge of $3.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $2.4 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.2 million and other shutdown-related charges of $2.3 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income) and gains on the sale of equipment of $0.8 million (included in "Other income (expense), net" in the condensed consolidated statement of income);
  A net pretax gain of $1.3 million in Film Products (included in "Other income (expenses), net" in the condensed consolidated statements of income) associated with an insurance recovery on idle equipment that was destroyed in a fire at an outside warehouse;
  Pretax charges of $1.3 million for acquisition-related expenses (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $1.1 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;
  Pretax gain of $1.1 million (included in "Other income (expenses), net" in the condensed consolidated statements of income) on the sale of a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
  Pretax charges of $0.5 million for severance and other employee-related costs in connection with restructurings in Film Products ($0.3 million) and Aluminum Extrusions ($0.2 million);
  Pretax charges of $0.2 million for asset impairments in Film Products;
  Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;
  Pretax charges of $0.1 million associated with purchase accounting adjustments made to the value of inventory sold by Aluminum Extrusions after its acquisition of AACOA (included in "Cost of goods sold" in the condensed consolidated statements of income, see note (j) below for further detail); and
  A pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statement of income).

(c) On November 20, 2012, Tredegar sold its mitigation banking business, Falling Springs, LLC to Arc Ventures LC, a company affiliated with John D. Gottwald, a member of our Board of Directors, for cash and stock consideration of $16.6 million. All historical results for this business have been reflected as discontinued operations in the accompanying condensed consolidated financial statements.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $1.5 million ($1.5 million after tax) in the fourth quarter of 2012 (none in the fourth quarter of 2013). Accruals were made for indemnifications under the purchase agreement related to environmental matters of $14.0 million ($14.0 million after tax) and $13.4 million ($13.4 million after tax) in 2013 and 2012, respectively.

(d) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $27.2 million in the fourth quarter of 2013 and a loss of $7.7 million for the fourth quarter 2012. Comprehensive income (loss) was income of $34.0 million in 2013 and $5.3 million in 2012. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(e) The unrealized gain on our investment in kaleo, Inc. (“kaléo”), formerly known as Intelliject, Inc., was $3.3 million and $7.1 million in fourth quarters of 2013 and 2012, respectively, and $3.4 million and $16.1 million in 2013 and 2012, respectively. The unrealized gain in the fourth quarter of 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The net unrealized gain in 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk, partially offset by adjustments in the fair value due to a reassessment of the amount and timing of projected receipt of royalty and milestone payments from commercial sales of kaléo’s licensed product, which launched in early 2013, and increased development and commercialization expenses related to its pipeline products. The unrealized gain in the fourth quarter of 2012 is primarily related to adjustments in the fair value to reflect updated insights from market research, which resulted in a favorable adjustment to the timing and amount of anticipated cash flows associated with its product pipeline, and the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The unrealized gain in 2012 is primarily attributed to the factors previously noted as well as the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of kaléo was reduced in the first quarter of 2012 to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration.

(f) An unrealized loss on our investment property in Alleghany and Bath County, Virginia (included in “Other income (expense), net” in the consolidated statements of income) of $1.0 million was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value of our investment that is not expected to be temporary.

(g) A pretax charge of $0.4 million in 2013 ($0.2 million in the fourth quarter of 2013) and $1.1 million in 2012 (none in the fourth quarter of 2012) related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded as a result of a reduction in the value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(h) Income taxes include the recognition of an additional valuation allowance of $0.5 million in 2013 and $1.3 million in 2012 related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years.

(i) Net debt is calculated as follows:
	December 31,	December 31,
	2013	2012
Debt	$139.0	$128.0
Less: Cash and cash equivalents	(52.6)	(48.8)
Net debt	$86.4	$79.2

Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(j) Business combination accounting principles under U.S. GAAP require that we adjust the inventory acquired in the acquisitions of AACOA to fair value at the date of acquisition. In particular, finished goods inventory acquired was adjusted to reflect the cost of manufacturing plus a portion of the expected profit margin. The acquired inventory was sold in the fourth quarters of 2012. We believe that the adjustment included in “Cost of goods sold” in the fourth quarters of 2012 should be removed by investors as a means to determine profit and margins from ongoing operations, which reflect the operating trends of the acquired business.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com